Exhibit 99.1

For Immediate Release

EnergySolutions Announces Appointment

of Interim Chief Financial Officer

Salt Lake City, Utah — September 20, 2010 — EnergySolutions, Inc. (NYSE: ES) announced today the appointment of William Benz as Interim Chief Financial Officer, effective immediately, as part of an ongoing realignment of senior management to reflect the Company’s new strategic priorities.  Mr. Benz replaces Mark C. McBride, who will be retained by the company as a consultant and advisor during a transition period.

“Over the course of this year, we have taken significant steps to better position the Company to execute on our long-term growth opportunities,” said Val Christensen, President and CEO of EnergySolutions.  “These steps have included a realignment of our organizational structure and changes in key personnel to ensure that we have the right people in the right positions.  We have determined that the Company would be best served by bringing in a new Chief Financial Officer with a broader range of leadership and business experience who can help us achieve the strategic objectives of the Company and assist our individual business units in the attainment of their respective financial goals.  This change is not related in any way to the Company’s operational performance or financial condition, both of which remain strong.

“We are very pleased to have retained William Benz to serve as our Interim Chief Financial Officer.  He is a highly-regarded corporate executive with extensive public company experience.  We are confident that our finance department will be well managed during this period.  Additionally, the Board of Directors and I are grateful to Mark for his dedication and valuable service to the Company and appreciate his willingness to assist the company as we move forward with these important changes,” said Mr. Christensen.

Mr. Benz has more than 30 years of senior management experience including serving as Chief Financial Officer for a number of public and private companies including Legacy Electronics, Blue Cross Blue Shield of Colorado, Metlife Healthcare Management Corporation, FHP International Corporation, and Western Digital Corporation.

The Company is conducting a search for a permanent Chief Financial Officer and will also evaluate Mr. Benz as a candidate for the permanent Chief Financial Officer position.

The Company will host a conference call to discuss the appointment of Mr. Benz as the Interim Chief Financial Officer at 9:30 a.m. EDT today.

To participate in the event by telephone, please dial (866)-543-6403 five to ten minutes prior to the start time (to allow time for registration) and reference the conference passcode 85276859. International callers should dial (617)-213-8896 and enter the same passcode.

A replay of the call will be available on Monday, September 20, 2010, at 12:30 p.m. EDT through Monday, September 27, 2010 at 2:00 pm EDT. To access the replay, dial (888)-286-8010 and enter passcode 61271980. International callers should dial (617)-801-6888 and enter the same passcode.

EnergySolutions offers customers a full range of integrated services and solutions, including nuclear operations, characterization, decommissioning, decontamination, site closure, transportation, nuclear materials management, processing, recycling, and disposition of nuclear waste, and research and engineering services across the nuclear fuel cycle.

Statements in this news release contain forward-looking statements that involve risks and uncertainties.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements.

For more information please contact:

Mark Walker

801-649-2194

mwalker@energysolutions.com

or

John Rasmussen

(801) 649-2000

jarasmussen@energysolutions.com